Exhibit 99.6

5.          Covenants of the Company.

             . . .

             (b)            Registration Rights. The Company agrees that from the time the Company completes a Qualified Public Offering (as defined in the Restated Series D Designation), and until the earlier of (i) such time that all of the Securities purchased hereunder have been sold by or on behalf of each respective Purchaser to third parties or (ii) all of the Securities cease to be “restricted securities” for the purposes of Rule 144 under the Securities Act, the Company shall advise each respective Purchaser, by written notice at least 30 days prior to the filing of any registration statement (other than a registration statement on Form S-8 or its counterpart), covering any securities of the Company, whether for the Company’s own account or for the account of others, and shall, upon the written request of a Purchaser, include in any such registration statement such information as may be required to permit a public offering of the Company’s Common Stock owned by such Purchaser. Such Purchaser shall be included in such registration statement at no expense to such Purchaser (to the extent as permitted by the Securities Act and the rules and regulations promulgated thereunder); provided, however, that such Purchaser shall bear the fees of its own counsel and any applicable underwriting discounts and/or commissions. An underwriter of the Company may, in connection with any offering of the Company’s securities with respect to which this Section 5(b) applies, require such Purchaser to forego all or a portion of the registration of its Company Common Stock under this Section 5(b); provided, however, that any such cutback in the number of shares of Company Common Stock for which such Purchaser requests registration hereunder shall be made pro rata with the holder(s) of any of the Company’s other securities for which similar registration is being granted.